            1500 City West Boulevard, Suite 200 s Houston, TX 77042 s (713) 458-7200 s (800) 456-1443 s Fax (866) 604-3523
                                                                                                     www.gemsals.com

Management Assertion

As of and for the year ended December 31, 2005, GEMSA Loan Services. L.P. complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards V.4. and VI. 1., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. For the period from January 1, 2005 to July 31, 2005, GEMSA Loan Services, L.P. had in effect a fidelity bond and errors and omissions policy the amount of $45,000,000. For the period from August 1, 2005 to December 31, 2005, GEMSA Loan Services, L.P. had in effect a fidelity bond and error and omissions policy in the amount of $55,000,000.

/s/ Joseph F. Beggins	/s/ Robert W. Bailey
Joseph F. Beggins	Robert W. Bailey
Chief Executive Officer	Chief Financial Officer

2/27/06	2/27/06
Date	Date

Atlanta * Boston * Houston * Minneapolis * Newport Beach * Seattle
A joint venture of G.E. Capital Real Estate and L.J. Melody & Company, a CB Richard Ellis Company